Exhibit 10.1

A-Mark Precious Metals, Inc.

EMPLOYMENT AGREEMENT

Executed February 14, 2023

This Employment Agreement (this “Agreement”) is between A-MARK PRECIOUS METALS, INC., a Delaware corporation (the “Company” or “A-Mark”), and GREGORY N. ROBERTS, an individual (“Mr. Roberts”).

WHEREAS, Mr. Roberts has served the Company as Chief Executive Officer and in related capacities under the Employment Agreement between Mr. Roberts and the Company executed November 22, 2019 (the “Prior Employment Agreement”), which terminates June 30, 2023.

WHEREAS, the Company seeks to continue to employ Mr. Roberts as its Chief Executive Officer and in related capacities after the termination of the Prior Employment Agreement.

WHEREAS, Mr. Roberts seeks to accept such employment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Roberts hereby agree as follows:

1. Employment; Term; Effectiveness; Prior Employment Agreement. The Company hereby employs Mr. Roberts, and Mr. Roberts hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Roberts' employment under this Agreement (the “Term”) will commence July 1, 2023 (the “Effective Date”) and will terminate on the earlier of June 30, 2027 or termination of Mr. Roberts' employment (see Section 4). The terms of the Prior Employment Agreement remain in effect through June 30, 2023.

2. Duties.

(a) During the Term, Mr. Roberts will serve as the Chief Executive Officer of the Company. Mr. Roberts will have such duties and responsibilities as are customary for the position of Chief Executive Officer (including Mr. Roberts' positions in effect under the Prior Employment Agreement) and any other duties, responsibilities or offices he may reasonably be assigned by the Board of Directors of the Company.

(b) During the Term, Mr. Roberts will devote 80% of his business time and best efforts to the business and affairs of the Company and its subsidiaries. Mr. Roberts understands and acknowledges that Mr. Roberts' duties will require business travel from time to time. The Company acknowledges that Mr. Roberts is permitted to continue to serve in management and employment capacities for Spectrum Group International, Inc. (“SGI”) and its subsidiaries and affiliates during his business time not committed to the Company, and to be compensated for such service.

(c) During the Term, the Company agrees to nominate Mr. Roberts to serve as a member of the Company's Board of Directors, and Mr. Roberts agrees to serve in such capacity for no additional compensation other than as provided hereunder. Upon Mr. Roberts’ termination of employment hereunder for any reason, he agrees to resign as a member of the Board of Directors and from any other positions he may then hold with the Company or any of its subsidiaries or affiliates, and that he will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

(d) Mr. Roberts’ principal job site will be in the Greater Los Angeles, California area (including Orange County), or such other job site as may be agreed to mutually by the parties.

3. Compensation.

(a) During the Term, the Company shall pay Mr. Roberts a salary in the amount of $1,000,000 per annum. The Board may determine to increase, but not to decrease, the level of salary, in its discretion. Such salary, as in effect at a given time, is the “Base Salary.” Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b) Mr. Roberts will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company’s fiscal years during the Term based on the formula and related terms set forth in Exhibit A hereto. Each Performance Bonus, if any, shall be paid not later than 40 days following the issuance by the Company of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Roberts must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus. The Board and the Compensation Committee of the Board (the "Committee") retain discretion to award a bonus or bonus amounts separate from the Performance Bonus.

(c) The Company will pay to Mr. Roberts a bonus (the “Four-Year Incentive Bonus”) at the Payment Date (defined below), provided that he remains employed by the Company at June 30, 2027 or at the earlier termination of the Performance Period (as defined below). The Four-Year Incentive Bonus will be earned and payable based on this formula:

(i) Two percent of the aggregate Total Shareholder Return (defined below) during the Performance Period on the Starting Shares (defined below) minus (ii) the CEO’s Cash Compensation (defined below) paid during the Performance Period.

For this purpose:

“Total Shareholder Return” or “TSR” means (i) the aggregate Fair Market Value of the Starting Shares at the conclusion of the Performance Period (i.e., June 30, 2027 if no acceleration event has occurred) minus the aggregate Fair Market Value of the Starting Shares at June 30, 2023 plus (ii) the Aggregate Dividends paid on the Starting Shares during the Performance Period.

“Fair Market Value” means the volume-weighted average of the closing prices of A-Mark Common Stock on the trading days in the three months ending on June 30, 2023 or the three months ending on the last day of the Performance Period, as reported by a reliable reporting service; provided, however, that, in the event of a Change in Control

(as defined below) in which outstanding Common Stock is cashed out or exchanged for other securities or property, Fair Market Value will equal the value received for one share of Common Stock in such Change in Control. For clarity, the end-date Fair Market Value will reflect pricing adjustments on the Common Stock occurring during the Performance Period.

“Starting Shares” is that number of outstanding shares of Common Stock (not diluted) at June 30, 2023, provided that the number of Starting Shares will be automatically adjusted for forward or reverse stock splits or stock dividends paid in shares of A-Mark Common Stock during the Performance Period and otherwise will be subject to adjustment as provided below. The number of Starting Shares will not be adjusted upward or downward based in issuances or reacquisitions of shares of Common Stock of the Company, including in any case in which the number of outstanding shares is reduced to a number less than the number of Starting Shares.

“Aggregate Dividends” means the cash dividends and distributions paid (both regular and special) plus the fair market value, as reasonably determined by the Compensation Committee, of non-cash dividends, provided that the Committee may determine to make an equitable adjustment to the number or kind of Starting Shares in lieu of crediting the cash value of such non-cash dividends as Aggregate Dividends.

“CEO’s Cash Compensation” means the sum of Base Salary paid during the Performance Period plus the sum of Performance Bonuses and other cash bonuses paid for the CEO’s services performed during the Performance Period (excluding the Four-Year Incentive Bonus itself).

“Payment Date” means (i), if Mr. Roberts remains employed through June 30, 2027, a date after June 30, 2027 as specified by the Company but not later than the date of payment of the Performance Bonus for fiscal 2027, (ii) if payment is triggered by a Change in Control, at the date of the Change in Control and (iii), if payment will be made under Section 5 following termination of Mr. Roberts’ employment, the date specified in Section 5.

"Performance Period" means the period beginning July 1, 2023 and ending at the earlier of the end of the Term (June 30, 2027 if employment continues through that date or earlier upon termination of employment) or the occurrence of a Change in Control.

"Change in Control" has the meaning defined in Section 8(f) of the 2014 Stock Award and Incentive Plan, as amended and restated October 27, 2022.

Mr. Roberts will have a legal right to an adjustment to the terms of the Four-Year Incentive Bonus in the event of an “equity restructuring,” as such term is defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718 (“FASB ASC Topic 718”)), which adjustment shall preserve without enlarging the potential value of the Four-Year Incentive Bonus at the time of the adjustment but shall take into account any amount relating to such event that is credited as Aggregate Dividends (or adjusted as described in the definition of Aggregate Dividends).

(d) Upon submission by Mr. Roberts of vouchers in accordance with the Company's standard procedures, the Company shall reimburse Mr. Roberts reasonably promptly for all reasonable and necessary travel, business entertainment and other business expenses incurred by

Mr. Roberts in connection with the performance of his duties under this Agreement. Mr. Roberts business travel will be subject to the Company's Air Travel Policy as may be in effect during the Term.

(e) During the Term:

(i) Mr. Roberts is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Roberts shall be substantially as favorable to Mr. Roberts as those generally provided by the Company to its senior executives.

(ii) Mr. Roberts is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days' prior written notice to Roberts.

(iii) Mr. Roberts will be entitled to annual reimbursement from the Company of the cost of premiums paid by Mr. Roberts to secure such life insurance coverage on his life as he determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Section 3(g)(iii) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $1.0 million purchased for a five-year term for a non-smoker at the same age as Mr. Roberts as of July 1, 2023, such cost to be determined by September 30, 2023. This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.

(f) Upon submission of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Roberts for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month, during the Term.

(g) The Company shall indemnify Mr. Roberts, to the fullest extent permitted by the Company's by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company (including service as a director) hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. In furtherance of this commitment, the Company and Mr. Roberts intend to enter into an indemnification agreement. Mr. Roberts shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Roberts in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect at the Effective Date.

(h) Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b) or the Four-Year Incentive Bonus payable under Section 3(c), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

4. Termination. Mr. Roberts' employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Roberts' employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a) Mr. Roberts' employment hereunder will terminate upon Mr. Roberts' death.

(b) Except as otherwise required by law, the Company may terminate Mr. Roberts' employment hereunder at any time after Mr. Roberts becomes Totally Disabled. For purposes of this Agreement, Mr. Roberts will be “Totally Disabled” as of the earlier of (l) the date Mr. Roberts becomes entitled to receive disability benefits under the Company's long-term disability plan and (2) Mr. Roberts' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c) The Company may terminate Mr. Roberts' employment hereunder for Cause at any time after providing written notice to Mr. Roberts. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1) Mr. Roberts' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2) any intentional act by or omission of Mr. Roberts that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3) Mr. Roberts' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Board of Directors, fraud, dishonesty or moral turpitude;

(4) the breach of an obligation set forth in Section 6;

(5) any other material breach of this Agreement; or

(6) any material violation of the Company's Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

Termination by the Company for Cause shall become effective at such time as is specified by the Board, except that, in the cases of “neglect or failure” to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to Mr. Roberts that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period Mr. Roberts has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause under Sections 4(c)(1), 4(c)(5) or 4(c)(6) of this Agreement.

(d) The Company may terminate Mr. Roberts' employment hereunder for any reason (i.e., without Cause) upon 30 days' prior written notice.

(e) Mr. Roberts may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). Mr. Roberts also may terminate his employment hereunder without Good Reason, upon 90 days’ written notice to the Company. For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by Mr. Roberts in writing):

(1) The Company decreases or fails to pay Mr. Roberts' Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period;

(2) Mr. Roberts no longer holds the office as Chief Executive Officer of the Company, or no longer is a member of the Board of Directors, or his functions and/or duties under Section 2(a) are materially diminished; and

(3) Mr. Roberts' job site is relocated to a location that is more than one hundred (100) miles from the current location, unless the parties mutually agree to relocate more than such distance from the then current location.

A termination by Mr. Roberts with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Roberts to the Company that Mr. Roberts is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Roberts shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(5) Compensation Following Termination Prior to the End of the Term. In the event that Mr. Roberts' employment hereunder is terminated during but prior to the expiration of the Term, Mr. Roberts will be entitled only to the following compensation and benefits under this Agreement upon such termination (together with such other provisions that may be set forth in any stock option, restricted stock units or other equity award agreement):

(a) In the event that Mr. Roberts' employment hereunder is terminated during but prior to the expiration of the Term by reason of Mr. Roberts' death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Roberts (or to Mr. Roberts' estate, as the case may be), to be paid as soon as practicable following the date of such termination (except as provided in clauses (5) and (6), and subject to Section 6(j) in the case of Total Disability with regard to payments under clauses (5) and (6)), but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1) any accrued but unpaid Base Salary for services rendered before the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h);

(4) any vacation accrued and unused to the date of termination;

(5) payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year; and

(6) Payment of the Four-Year Incentive Bonus based on the Total Shareholder Return achieved through the conclusion of the Performance Period (which ends upon termination of employment), payable within 45 days after the end of the Performance Period (subject to Section 6(j) in the case of Total Disability), provided that an amount will be retained by the Company based on the maximum amount potentially payable as the Performance Bonus under (5) above until such Performance Bonus is paid, at which time the remaining amount of the Four-Year Incentive Bonus, if any, also will be paid to Mr. Roberts or his estate.

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Roberts' employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Roberts and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Roberts or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Roberts co-payments or other obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

(b) In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Roberts without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination (except as otherwise provided in clause (2), and subject to Section 6(j) with respect to clause (2) in the case of a termination for Cause), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1) any accrued but unpaid Base Salary for services rendered before the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h); and

(4) any vacation accrued and unused to the date of termination.

(c) In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Roberts with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination (except as provided in clauses (5) and (6), and subject to Section 6(j) with regard to payments under clauses (5) and (6))), but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1) any accrued but unpaid Base Salary for services rendered before the date of termination;

(2) the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3) any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(f) or 3(h);

(4) any vacation accrued and unused to the date of termination;

(5) payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated, payable as and when such bonus would have been paid had Mr. Roberts' employment continued based on actual performance achieved for the fiscal year;

(6) Payment of the Four-Year Incentive Bonus based on the Total Shareholder Return achieved through the conclusion of the Performance Period (which ends upon termination of employment), payable within 45 days after the end of the Performance Period (subject to Section 6(j)), provided that an amount will be retained by the Company based on the maximum amount potentially payable as the Performance Bonus under (5) above until such Performance Bonus is paid, at which time the remaining amount of the Four-Year Incentive Bonus, if any, also will be paid to Mr. Roberts.

(7) payment of a lump sum severance payment equal to the “Severance Amount.” The “Severance Amount” shall be an amount equal to the greater of $2,000,000 or 100% of “Annualized Pay.” For this purpose, “Annualized Pay” will be calculated as annualized salary for the latest 36 months through the month before termination, plus annual average of Performance Bonuses paid for the three fiscal years preceding the fiscal year of termination. Salary and Performance Bonuses refer to compensation actually paid by A-Mark to Mr. Roberts, except that any Performance Bonus payable under clause (2) above for a completed fiscal year will be treated as paid.

(d) The benefits to which Mr. Roberts may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(g) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e) Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Roberts at the time of termination of Mr. Roberts' employment prior to the end of the Term, Mr. Roberts will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f) This Agreement is subject to the Company's “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” as from time to time amended or supplemented.

(g) Effect of Code Sections 4999 and 280G on Payments.

(1) In the event that Mr. Roberts becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Roberts and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide Mr. Roberts with a greater net after-tax amount than would be the case if no such reduction were made. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(2) In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A) The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B) The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C) The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Roberts and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Roberts shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Roberts’ residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Roberts to itemize his deductions).

6. Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a) No Conflict; No Other Employment. During the period of Mr. Roberts' employment with the Company, Mr. Roberts shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Roberts' duties hereunder nor shall Mr. Roberts engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Roberts shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The foregoing notwithstanding, the Company acknowledges and agrees that (A) Mr. Roberts has engaged and intends to continue to engage in certain other business transactions, subject to the approval of the Audit Committee of the Company's Board of Directors as appropriate and (b) employment or other service to SGI to the extent and as permitted under Section 2(b) will not contravene this Section 6(a).

(b) Non-solicitation. In consideration of the payment by the Company to Mr. Roberts of amounts that may hereafter be paid to Mr. Roberts pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Roberts agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, without the written consent of the Company Mr. Roberts shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity. The foregoing notwithstanding, actions by SGI (including its affiliates) or by Mr. Roberts in his capacity as a director or executive officer of SGI (or its affiliates) relating to hiring shall not be deemed to violate this Section 6(b), and actions by Mr. Roberts during his employment that are intended to further the business and are in the best interests of the Company and its affiliates shall not be deemed to violate this Section 6(b).

(c) Proprietary Information. Mr. Roberts acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Roberts covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Roberts acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Mr. Roberts acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Mr. Roberts on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d) Confidentiality and Surrender of Records. Mr. Roberts shall not during his employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Mr. Roberts' employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Roberts shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Roberts' possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Roberts’ employment by the Company and its affiliates and thereafter.

(e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Roberts, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Roberts will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f) Enforcement. Mr. Roberts acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Roberts acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Roberts waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g) Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Roberts' obligations under the Company's Code of Ethics. Mr. Roberts' obligations under this Section 6 are in addition to, and not in lieu of, Mr. Roberts' obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics that would permit Mr. Roberts to take any action or engage in any activity pursuant to this Section 6 that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h) Cooperation With Regard to Litigation. Mr. Roberts agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Roberts's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Roberts, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i) Non-Disparagement. Mr. Roberts shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Roberts from making truthful statements that are required by applicable law, regulation or legal process.

(j) Release of Employment Claims. Mr. Roberts agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination except as provided in Section 5(b)) that he will execute and not revoke a general release agreement, in substantially the form set forth in Exhibit B to this Agreement, releasing any and all claims arising out of Mr. Roberts' employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any this Agreement or any other agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Roberts with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Roberts's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Roberts's termination of employment. Mr. Roberts shall deliver the executed release to the Company within the period required by law (or if no period is legally mandated, within 21 days after receipt of the release) and not revoke the release in the seven days after such execution and delivery. Failure of Mr. Roberts to comply with this Section 6(j) will result in forfeiture of compensation the payment of which is conditioned on such compliance. If any compensation is payable subject to the conditions of this Section 6(j), and the payment date could be in one calendar year or the following calendar year based on the permitted timing of Mr. Roberts' return and non-revocation of the release, the compensation will be paid in the latter calendar year but otherwise in compliance with this Section 6(j) and the payment timing rule applicable to such compensation.

7. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as FedEx, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, California 90245

Attention: General Counsel

If to Mr. Roberts, to:

Mr. Gregory N. Roberts

2121 Rosecrans Avenue, Suite 6300

El Segundo, California 90245

8. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Roberts, and Mr. Roberts' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9. Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of Mr. Roberts by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Roberts. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Roberts in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Roberts' employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 3(h), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13. Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

15. Mitigation. In no event shall Mr. Roberts be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Roberts obtains other employment.

[Signature Page Follows]

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Thor Gjerdrum
Name:	Thor Gjerdrum
Title:	President

/s/ Gregory N. Roberts

Gregory N. Roberts

Exhibit A

A-Mark Precious Metals, Inc.

Performance Bonus for Chief Executive Officer

This Exhibit to the Employment Agreement, dated February 14, 2023 (the “Employment Agreement”), between A-Mark Precious Metals, Inc. (the “Company”) and Gregory N. Roberts, sets forth the terms of the opportunity of Mr. Roberts to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of the fiscal years during the Term, Mr. Roberts will have the opportunity to earn a Performance Bonus. The Performance Bonus will be an annual incentive award granted under the Company’s 2014 Stock Award and Incentive Plan, subject to the following terms:

The Performance Bonus will be earned based on the achievement of a pre-specified level of Company Pre-Tax Profits (as defined below) for the applicable fiscal year (the “Profits Goal”). If Pre-Tax Profits exceed $50 million for a fiscal year in the Term, the Performance Bonus for that fiscal year will equal 1.00% of the amount of Pre-Tax Profits in excess of $50 million up to a maximum Performance Bonus of $2 million earnable if Pre-Tax Profits equal or exceed $250 million (except as otherwise provided below).

“Pre-Tax Profits” means the Company's net income determined under Generally Accepted Accounting Principles (or GAAP) for the given fiscal year as reportable in the Company’s audited financial statements, subject to adjustments as follows:

•
The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining pre-tax profits.
•
The Committee may, in its discretion, adjust Pre-Tax Profits to eliminate (in whole or in part) the effects of one-time or extraordinary income, expense or other items in order that the Pre-Tax Profits appropriately reflect the profits performance of the Company for the relevant fiscal year.
•
Other extraordinary expenses and bonus compensation accruals shall remain included in net income and net income attributable to noncontrolling interests shall remain excluded from net income in determining Pre-Tax Profits.

Pre-Tax Profits and adjustments shall be determined by the Committee, in good faith. At such time as full-year performance information is available, the Committee will determine the level of achievement and all other matters relating to the Profits Goal and the resulting amount of Performance Bonus to be paid hereunder.

The Board and Committee retain discretion to approve bonus amounts in excess of the specified maximum based on their determination that special circumstances exist making an additional bonus payment appropriate.

Exhibit B

RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date that is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with A-Mark Precious Metals, Inc. executed February 14, 2023 (the “Employment Agreement”), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the California Fair Employment and Housing Act, California Government Code Section 12940 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with· the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name: ____________________________________

Signature: ______________________________________ Date: ____________

Received by: ____________________________________ Date: ____________

Attachment: Schedule of Termination Payments and Benefits